Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Golar LNG Partners LP of our report dated April 30, 2014 relating to the financial statements of Golar LNG Partners LP included in its Annual Report (Form 20-F) for the year ended December 31, 2015.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
London, United Kingdom
July 12, 2016